The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 26, 2018

Citigroup Global Markets Holdings Inc.	February , 2018 Medium-Term Senior Notes, Series N Pricing Supplement No. 2018-USNCH0959 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-216372 and 333-216372-01

Buffer Securities Based on Shares of the SPDR® Dow Jones® Industrial Average ETF Trust Due February------, 2023

Overview

▪	The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity with a value that may be greater than, equal to or less than the stated principal amount, depending on the performance of shares of the SPDR® Dow Jones® Industrial Average ETF Trust (the “underlying shares”) from the initial share price to the final share price.
▪	The securities offer participation in any appreciation of the underlying shares at the upside participation rate specified below and a limited buffer against the potential depreciation of the underlying shares as described below. In exchange for those features, investors in the securities must be willing to forgo any dividends that may be paid on the underlying shares. In addition, investors in the securities must be willing to accept downside exposure to any depreciation of the underlying shares in excess of the 10.00% buffer amount. If the underlying shares depreciate by more than the buffer amount from the initial share price to the final share price, you will not be repaid the stated principal amount of your securities at maturity and, instead, will receive underlying shares (or, in our sole discretion, cash based on the value of those shares) and a cash buffer that together will be worth less than your initial investment. You may lose up to 90.00% of your investment in the securities.
▪	In order to obtain the modified exposure to the underlying shares that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any cash payment or delivery of underlying shares due under the securities if we and Citigroup Inc. default on our obligations. All payments and/or deliveries on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying shares:	Shares of the SPDR® Dow Jones® Industrial Average ETF Trust (NYSE Arca symbol: “DIA”) (the “underlying share issuer” or “ETF”)
Aggregate stated principal amount:	$
Stated principal amount:	$1,000 per security
Pricing date:	February , 2018 (expected to be February 22, 2018)
Issue date:	February , 2018 (three business days after the pricing date). See “Supplemental Plan of Distribution” in this pricing supplement for additional information.
Valuation date:	February , 2023 (expected to be February 22, 2023), subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	February , 2023 (expected to be February 27, 2023)
Payment at maturity:

At maturity, for each $1,000 stated principal amount security you then hold, you will receive the following:

▪   If the final share price is greater than the initial share price:
$1,000 + the upside return amount

▪   If the final share price is equal to the initial share price or less than the initial share price by an amount less than or equal to the buffer amount:
$1,000

▪   If the final share price is less than the initial share price by an amount greater than the buffer amount:
A number of underlying shares equal to the equity ratio (or, in our sole discretion, cash in an amount equal to the equity ratio multiplied by the final share price) + the cash buffer

If the underlying shares depreciate by more than the buffer amount from the initial share price to the final share price, you will receive underlying shares (or, in our sole discretion, cash based on the value of those shares) and a cash buffer at maturity that together will be worth less than your initial investment. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion of your investment.

Initial share price:	$ , the closing price of the underlying shares on the pricing date
Final share price:	The closing price of the underlying shares on the valuation date
Upside return amount:	$1,000 × share percent increase × upside participation rate
Share percent increase:	The final share price minus the initial share price, divided by the initial share price
Upside participation rate:	100.00% to 110.00%. The actual upside participation rate will be determined on the pricing date.
Buffer amount:	10.00%
Equity ratio:	, the stated principal amount divided by the initial share price, subject to adjustment as described in this pricing supplement
Cash buffer:	$100.00 in cash per security (10.00% of the stated principal amount)
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17324XJK7 / US17324XJK72
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(3)	Proceeds to issuer
Per security:	$1,000.00	$30.00	$970.00
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $900.00 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) The issue price for investors purchasing the securities in fee-based advisory accounts will be $970.00 per security, assuming no custodial fee is charged by a selected dealer, and up to $975.00 per security, assuming the maximum custodial fee is charged by a selected dealer. See “Supplemental Plan of Distribution” in this pricing supplement.

(3) For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-4.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-06 dated April 7, 2017   Prospectus Supplement and Prospectus each dated April 7, 2017

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Buffer Securities Based on Shares of the SPDR® Dow Jones® Industrial Average ETF Trust Due February-----, 2023

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect what you receive at maturity, such as market disruption events and other events affecting the underlying shares. These events and their consequences are described in the accompanying product supplement in the section “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and not in this pricing supplement. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Dilution and Reorganization Adjustments. The initial share price and the equity ratio are each subject to adjustment upon the occurrence of any of the events described in the section “Additional Terms of the Securities—Dilution and Reorganization Adjustments” in this pricing supplement. That section supersedes the section “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement.

Prospectus for ETF. In addition to this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus, you should read the prospectus for the ETF and its supplements on file at the SEC website, which can be accessed via the hyperlinks below. The contents of that prospectus, its supplements and any documents incorporated by reference therein are not incorporated by reference herein or in any way made a part hereof.

Prospectus dated February 14, 2017: https://www.sec.gov/Archives/edgar/data/1041130/000119312517044965/d320249d497.htm

Supplement dated April 13, 2017: https://www.sec.gov/Archives/edgar/data/1041130/000119312517123385/d375443d497.htm

Supplement dated April 28, 2017: https://www.sec.gov/Archives/edgar/data/1041130/000119312517146450/d386132d497.htm

Supplement dated August 4, 2017: https://www.sec.gov/Archives/edgar/data/1041130/000119312517248625/d404668d497.htm

Hypothetical Examples

The diagram below illustrates the value of what you will receive at maturity for a range of hypothetical percentage changes from the initial share price to the final share price. For purposes of the diagram, the value of any underlying shares you receive at maturity is based on the final share price, which is the closing price of the underlying shares on the valuation date. On the maturity date, the value of any underlying shares you receive may differ from their value on the valuation date. The diagram and examples below are based on a hypothetical upside participation rate of 100.00%. The actual upside participation rate will be determined on the pricing date.

Investors in the securities will not receive any dividends on the underlying shares or the securities included in or held by the underlying shares issuer. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the underlying shares unless and until you receive underlying shares at maturity” below.

February 2018	PS-2

Citigroup Global Markets Holdings Inc.
Buffer Securities Based on Shares of the SPDR® Dow Jones® Industrial Average ETF Trust Due February-----, 2023

Buffer Securities Payment at Maturity Diagram

■ The Securities	■ The Underlying Shares

What you actually receive at maturity per security will depend on the actual upside participation rate, which will be determined on the pricing date, the actual initial share price, the actual final share price and the actual equity ratio. The examples below are intended to illustrate how what you receive at maturity will depend on whether the final share price is greater than or less than the initial share price and by how much. The examples are based on a hypothetical initial share price of $260.00 and a hypothetical equity ratio of 3.84615 (which is equal to $1,000 divided by the hypothetical initial share price of $260.00).

Example 1—Upside Scenario. The hypothetical final share price is $273.00 (an approximately 5.00% increase from the hypothetical initial share price), which is greater than the hypothetical initial share price.

Payment at maturity per security = $1,000 + the upside return amount

= $1,000 + ($1,000 × the share percent increase × the hypothetical upside participation rate)

= $1,000 + ($1,000 × 5.00% × 100.00%)

= $1,000 + $50.00

= $1,050.00

Because the underlying shares appreciated from the hypothetical initial share price to the hypothetical final share price, your payment at maturity in this scenario would be equal to the $1,000 stated principal amount per security plus the upside return amount, or $1,050.00 per security.

February 2018	PS-3

Citigroup Global Markets Holdings Inc.
Buffer Securities Based on Shares of the SPDR® Dow Jones® Industrial Average ETF Trust Due February-----, 2023

Example 2—Par Scenario. The hypothetical final share price is $247.00 (an approximately 5.00% decrease from the hypothetical initial share price), which is less than the hypothetical initial share price by an amount that is less than the buffer amount of 10.00%.

Payment at maturity per security = $1,000

Because the underlying shares did not depreciate from the hypothetical initial share price to the hypothetical final share price by more than the 10.00% buffer amount, your payment at maturity in this scenario would be equal to the $1,000 stated principal amount per security.

Example 3—Downside Scenario. The hypothetical final share price is $78.00 (an approximately 70.00% decrease from the hypothetical initial share price), which is less than the hypothetical initial share price by an amount that is more than the buffer amount of 10.00%.

What you would receive at maturity per security = A number of underlying shares equal to the hypothetical equity ratio (or, in our sole discretion, cash in an amount equal to the equity ratio × the final share price) + the cash buffer of $100.00 per security

= 3.84615 underlying shares, with an aggregate cash value (based on the final share price) of $300.00 + the cash buffer of $100.00 per security

Because the underlying shares depreciated from the hypothetical initial share price to the hypothetical final share price by more than the 10.00% buffer amount, you would not be repaid the stated principal amount of your securities at maturity and instead would receive a number of underlying shares (or, in our sole discretion, cash based on the value thereof) and a cash buffer that together are worth less than the stated principal amount. In this example, the underlying shares have depreciated by 70.00% from their initial share price to their final share price, and the value of what you receive at maturity (based on the final share price) is worth 60.00% less than your initial investment.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying shares. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose up to 90.00% of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, the value of what you receive at maturity will depend on the performance of the underlying shares. If the underlying shares depreciate by more than the buffer amount, you will not receive the stated principal amount of your securities at maturity and, instead, will receive underlying shares (or, in our sole discretion, cash based on the value thereof) and a cash buffer that together will be worth less than your initial investment in the securities.

We may elect, in our sole discretion, to pay you cash at maturity in lieu of delivering any underlying shares. If we elect to pay you cash at maturity in lieu of delivering any underlying shares, the amount of that cash may be less than the market value of the underlying shares on the maturity date because the market value will likely fluctuate between the valuation date and the maturity date. Conversely, if we do not exercise our cash election right and instead deliver underlying shares to you on the maturity date, the market value of such underlying shares may be less than the cash amount you would have received if we had exercised our cash election right. We will have no obligation to take your interests into account when deciding whether to exercise our cash election right.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the underlying shares unless and until you receive underlying shares at maturity. As of January 23, 2018, the trailing 12-month dividend yield of the underlying shares was approximately 1.84%. While it is impossible to know the future dividend yield of the underlying shares, if this trailing 12-month dividend yield were to remain constant for the term of the securities, you would be forgoing an aggregate yield of approximately 9.20% (assuming no reinvestment of dividends) by investing in the securities instead of investing directly in the underlying shares or in another investment linked to the underlying shares that provides for a pass-

February 2018	PS-4

Citigroup Global Markets Holdings Inc.
Buffer Securities Based on Shares of the SPDR® Dow Jones® Industrial Average ETF Trust Due February-----, 2023

through of dividends. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities. Furthermore, if any change to the underlying shares is proposed, such as an amendment to the underlying shares issuer’s organizational documents, you will not have the right to vote on such change, but you will be subject to such change in the event you receive underlying shares at maturity. Any such change may adversely affect the market price of the underlying shares.

▪	What you receive at maturity depends on the closing price of the underlying shares on a single day. Because what you receive at maturity depends on the closing price of the underlying shares solely on the valuation date, you are subject to the risk that the closing price of the underlying shares on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested directly in the underlying shares or in another instrument linked to the underlying shares that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing prices of the underlying shares, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying shares, dividend yields on the underlying shares and the securities held by the underlying shares issuer and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our

February 2018	PS-5

Citigroup Global Markets Holdings Inc.
Buffer Securities Based on Shares of the SPDR® Dow Jones® Industrial Average ETF Trust Due February-----, 2023

parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying shares and a number of other factors, including the price and volatility of the securities held by the underlying shares issuer, the dividend yields on the underlying shares and the securities held by the underlying shares issuer, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the price of the underlying shares may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	Our offering of the securities does not constitute a recommendation of the underlying shares. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying shares is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying shares or the securities held by the underlying shares issuer over the term of the securities or in instruments related to the underlying shares or such securities over the term of the securities and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares. These and other activities of our affiliates may affect the price of the underlying shares in a way that has a negative impact on your interests as a holder of the securities.

▪	The price of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the underlying shares or the securities held by the underlying shares issuer and other financial instruments related to the underlying shares or such securities and may adjust such positions during the term of the securities. Our affiliates also trade the underlying shares or the securities held by the underlying shares issuer and other financial instruments related to the underlying shares or such securities on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underlying shares in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the underlying share issuer or the issuers of the securities held by the underlying shares issuer, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪	Even if the underlying share issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on the underlying shares unless the amount of the dividend per underlying share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per underlying share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the underlying shares on the date of declaration of the dividend. Any dividend will reduce the closing price of the underlying shares by the amount of the dividend per underlying share. If the underlying share issuer pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Additional

February 2018	PS-6

Citigroup Global Markets Holdings Inc.
Buffer Securities Based on Shares of the SPDR® Dow Jones® Industrial Average ETF Trust Due February-----, 2023

Terms of the Securities—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in this pricing supplement.

▪	The securities will not be adjusted for all events that could affect the price of the underlying shares. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

▪	The securities may become linked to shares of an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if the underlying share issuer enters into a merger agreement that provides for holders of the underlying shares to receive shares of another entity, the shares of such other entity will become the underlying shares for all purposes of the securities upon consummation of the merger. Additionally, if the underlying shares are delisted or the underlying shares issuer is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another underlying shares issuer to be the underlying shares. See “Additional Terms of the Securities” in this pricing supplement.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events, events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the underlying shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	The price and performance of the underlying shares may not completely track the performance of the ETF underlying index or the net asset value per share of the underlying shares issuer. The underlying share issuer does not fully replicate the underlying index that it seeks to track (the “ETF underlying index”) and may hold securities different from those included in the ETF underlying index. In addition, the performance of the underlying shares will reflect additional transaction costs and fees of the underlying shares issuer that are not included in the calculation of the ETF underlying index. In addition, the underlying shares issuer may not hold all of the shares included in, and may hold securities and derivative instruments that are not included in, the ETF underlying index. All of these factors may lead to a lack of correlation between the performance of the underlying shares and the ETF underlying index. In addition, corporate actions with respect to the equity securities constituting the ETF underlying index or held by the underlying share issuer (such as mergers and spin-offs) may impact the variance between the performances of the underlying shares and the ETFs underlying index. Finally, because the underlying shares are traded on NYSE Arca, Inc. and are subject to market supply and investor demand, the market value of the underlying shares may differ from the net asset value per share of the underlying shares issuer.

During periods of market volatility, securities underlying the underlying shares issuer may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlying shares issuer and the liquidity of the underlying shares may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the underlying shares issuer. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell the underlying shares. As a result, under these circumstances, the market value of the underlying shares may vary substantially from the net asset value per share of the underlying shares issuer. For all of the foregoing reasons, the performance of the underlying shares may not correlate with the performance of the ETF underlying index and/or the net asset value per share of the underlying shares issuer, which could materially and adversely affect the value of the securities in the secondary market and/or reduce your payment at maturity.

▪	Changes made by the investment adviser to the underlying share issuer or by the sponsor of the ETF underlying index may adversely affect the underlying shares. We are not affiliated with the investment adviser to the underlying share issuer or with the sponsor of the ETF underlying index. Accordingly, we have no control over any changes such investment adviser or sponsor may make to the underlying share issuer or the ETF underlying index. Such changes could be made at any time and could adversely affect the performance of the underlying shares.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Even if the treatment of the securities as prepaid forward contracts is respected, a security may be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury

February 2018	PS-7

Citigroup Global Markets Holdings Inc.
Buffer Securities Based on Shares of the SPDR® Dow Jones® Industrial Average ETF Trust Due February-----, 2023

regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a withholding tax of up to 30% on “dividend equivalents” paid or deemed paid to non-U.S. investors in respect of certain financial instruments linked to U.S. equities. In light of IRS regulations, as modified by an IRS notice, that provide a general exemption for financial instruments issued in 2018 that do not have a “delta” of one, as of the date of this preliminary pricing supplement the securities should not be subject to withholding under Section 871(m). However, information about the application of Section 871(m) to the securities will be updated in the final pricing supplement. Moreover, the IRS could challenge a conclusion that the securities should not be subject to withholding under Section 871(m). If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Information About the Underlying Shares

The SPDR® Dow Jones® Industrial Average ETF Trust is an exchange-traded fund that seeks to provide investment results, before expenses, that generally correspond to the performance of the Dow Jones Industrial AverageTM (the “ETF underlying index”). The underlying shares issuer is managed by State Street Bank and Trust Company (“SSBTC”), as trustee of the underlying shares issuer and PDR Services LLC (“PDRS”), as sponsor of the underlying shares issuer. Information provided to or filed with the SEC by the SPDR® Dow Jones® Industrial Average ETF Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-31247 and 811-09170, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The SPDR® Dow Jones® Industrial Average ETF Trust trades on the NYSE Arca under the ticker symbol “DIA.”

You may receive underlying shares of the underlying shares issuer at maturity. Therefore, in making your decision to invest in the securities, you should review the prospectus related to the underlying shares issuer dated January 18, 2018 filed by the underlying shares issuer and available at https://www.sec.gov/Archives/edgar/data/1041130/000119312517044965/d320249d497.htm, as supplemented on April 13, 2017 (https://www.sec.gov/Archives/edgar/data/1041130/000119312517123385/d375443d497.htm), April 28, 2017 (https://www.sec.gov/Archives/edgar/data/1041130/000119312517146450/d386132d497.htm) and August 4, 2017 (https://www.sec.gov/Archives/edgar/data/1041130/000119312517248625/d404668d497.htm).

Please refer to the section “Additional Information—Prospectus for ETF” in this pricing supplement for important disclosures regarding the SPDR® Dow Jones® Industrial Average ETF Trust.

This pricing supplement relates only to the securities offered hereby and does not relate to the underlying shares or other securities of the underlying share issuer. We have derived all disclosures contained in this pricing supplement regarding the underlying shares and the underlying share issuer from the publicly available documents described above. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, SSBTC and PDRS. In connection with the offering of the securities, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying share issuer or the ETF underlying index.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The underlying share issuer is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying shares.

Historical Information

The graph below shows the closing prices of the underlying shares for each day such price was available from January 2, 2013 to January 23, 2018. The table that follows shows the high and low closing prices of, and dividends paid on, the underlying shares for each quarter in that same period. We obtained the closing prices and other information below from Bloomberg L.P., without independent verification. You should not take the historical prices of the underlying shares as an indication of future performance.

February 2018	PS-8

Citigroup Global Markets Holdings Inc.
Buffer Securities Based on Shares of the SPDR® Dow Jones® Industrial Average ETF Trust Due February-----, 2023

SPDR® Dow Jones® Industrial Average ETF Trust – Historical Closing Prices January 2, 2013 to January 23, 2018

SPDR® Dow Jones® Industrial Average ETF Trust CUSIP of the Underlying Shares: 78467X109	High	Low	Dividends
2013
First Quarter	$145.42	$133.12	$0.91512
Second Quarter	$153.88	$145.14	$0.87204
Third Quarter	$156.80	$147.47	$0.89315
Fourth Quarter	$165.47	$147.53	$0.77171
2014
First Quarter	$164.96	$153.39	$0.96254
Second Quarter	$169.35	$160.02	$0.83565
Third Quarter	$172.61	$163.55	$0.80427
Fourth Quarter	$180.19	$160.98	$1.00356
2015
First Quarter	$182.68	$171.48	$1.02182
Second Quarter	$182.93	$175.64	$0.83231
Third Quarter	$181.07	$156.49	$1.20265
Fourth Quarter	$179.14	$162.49	$0.98115
2016
First Quarter	$176.95	$156.78	$1.10604
Second Quarter	$180.75	$171.17	$1.11650
Third Quarter	$186.51	$178.21	$1.14617
Fourth Quarter	$199.42	$178.71	$1.06766
2017
First Quarter	$211.02	$197.28	$1.18598
Second Quarter	$214.92	$203.85	$1.19840
Third Quarter	$223.90	$213.14	$1.15861
Fourth Quarter	$248.13	$225.24	$1.20225
2018
First Quarter (through January 23, 2018)	$261.98	$248.02	$0.56061

The closing price of the underlying shares on January 23, 2018 was $261.87.

February 2018	PS-9

Citigroup Global Markets Holdings Inc.
Buffer Securities Based on Shares of the SPDR® Dow Jones® Industrial Average ETF Trust Due February-----, 2023

On January 18, 2018 the SPDR® Dow Jones® Industrial Average ETF Trust declared a cash dividend of $0.14373 per share payable on February 12, 2018. We make no representation as to the amount of dividends, if any, that may be paid on the underlying shares in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the underlying shares.

Additional Terms of the Securities

Fractional Shares

In lieu of any fractional share that you would otherwise receive in respect of the securities, at maturity you will receive an amount in cash equal to the value of such fractional share (based on the final share price). If you receive underlying shares at maturity, the number of full underlying shares and any cash in lieu of a fractional share that you receive will be calculated based on the aggregate principal amount of securities you hold.

Dilution and Reorganization Adjustments

The following provisions supersede the section “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement.

The initial share price, the equity ratio and the property we may deliver to you at maturity of the securities will be subject to adjustment from time to time if certain events occur that affect the underlying shares. Any of these adjustments could have an impact on the value of what you receive at maturity. CGMI, as calculation agent, will be responsible for the calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment. An adjustment will be made for events with an adjustment date (as defined below) from but excluding the pricing date to and including the valuation date, except that, if we deliver underlying shares at maturity, the equity ratio will be subject to adjustment for events with an adjustment date up to and including the maturity date.

No adjustments will be required other than those specified below. The required adjustments specified in this section do not cover all events that could have a dilutive or adverse effect on the underlying shares during the term of the securities. See “Summary Risk Factors—The securities will not be adjusted for all events that could affect the price of the underlying shares.”

The calculation agent may elect not to make any of the adjustments described below or may modify any of the adjustments described below if it determines, in its sole discretion, that such adjustment would not be made in any relevant market for options or futures contracts relating to the underlying shares or that any adjustment made in such market would materially differ from the relevant adjustment described below.

Stock Dividends, Stock Splits and Reverse Stock Splits

If the underlying share issuer:

(1)	declares a record date in respect of, or pays or makes, a dividend or distribution, in each case of underlying shares with respect to the underlying shares (excluding any share dividend or distribution for which the number of shares paid or distributed is based on a fixed cash equivalent value (“excluded share dividends”)),

(2)	subdivides or splits the outstanding underlying shares into a greater number of shares, or

(3)	combines the outstanding underlying shares into a smaller number of shares,

then, in each of these cases, the equity ratio will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the number of underlying shares outstanding immediately after giving effect to such event and (ii) the denominator of which will be the number of underlying shares outstanding immediately prior to the open of business on the applicable adjustment date. An adjustment will also be made to the initial share price by dividing the initial share price by that dilution adjustment.

February 2018	PS-10

Citigroup Global Markets Holdings Inc.
Buffer Securities Based on Shares of the SPDR® Dow Jones® Industrial Average ETF Trust Due February-----, 2023

Issuance of Certain Rights or Warrants

If the underlying share issuer issues, or declares a record date in respect of an issuance of, rights or warrants, in each case to all holders of the underlying shares entitling them to subscribe for or purchase the underlying shares at a price per share less than the then-current market price of the underlying shares, other than excluded rights (as defined below), then, in each case, the equity ratio will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the number of underlying shares outstanding immediately prior to the open of business on the applicable adjustment date, plus the number of additional underlying shares offered for subscription or purchase pursuant to the rights or warrants, and (ii) the denominator of which will be the number of underlying shares outstanding immediately prior to the open of business on the applicable adjustment date, plus the number of additional underlying shares which the aggregate offering price of the total number of underlying shares offered for subscription or purchase pursuant to the rights or warrants would purchase at the then-current market price of the underlying shares, which will be determined by multiplying the total number of underlying shares so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the then-current market price. An adjustment will also be made to the initial share price by dividing the initial share price by that dilution adjustment. To the extent that, prior to the maturity date, after the expiration of the rights or warrants, the underlying share issuer publicly announces the number of underlying shares with respect to which such rights or warrants have been exercised and such number is less than the aggregate number offered, the equity ratio will be further adjusted to equal the equity ratio which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of underlying shares for which such rights or warrants were actually exercised, and a corresponding adjustment will be made to the initial share price.

“Excluded rights” means (i) rights to purchase underlying shares pursuant to a plan for the reinvestment of dividends or interest and (ii) rights that are not immediately exercisable, trade as a unit or automatically with the underlying shares and may be redeemed by the underlying share issuer.

The “then-current market price” of the underlying shares, for the purpose of applying any dilution adjustment, means the average closing price of the underlying shares for the ten scheduled trading days ending on the scheduled trading day immediately preceding the related adjustment date. For purposes of determining the then-current market price, if a market disruption event occurs with respect to the underlying shares on any such scheduled trading day, the calculation agent may disregard the closing price on such scheduled trading day for purposes of calculating such average; provided that the calculation agent may not disregard more than five scheduled trading days in such ten–scheduled trading day period.

Spin-offs and Certain Other Non-Cash Distributions

If the underlying share issuer (a) declares a record date in respect of, or pays or makes, a dividend or distribution, in each case to all holders of underlying shares, of any class of its capital stock, the capital stock of one or more of its subsidiaries (excluding any capital stock of a subsidiary in the form of marketable securities (as defined below)), evidences of its indebtedness or other non-cash assets or (b) issues to all holders of underlying shares, or declares a record date in respect of an issuance to all holders of underlying shares of, rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries’ securities, in each case excluding any share dividends or distributions referred to above, excluded share dividends, any rights or warrants referred to above, excluded rights and any reclassification referred to below, then, in each of these cases, the equity ratio will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the then-current market price of one underlying share and (ii) the denominator of which will be the then-current market price of one underlying share less the fair market value as of open of business on the adjustment date of the portion of the capital shares, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one underlying share. An adjustment will also be made to the initial share price by dividing the initial share price by that dilution adjustment. If any capital stock declared or paid as a dividend or otherwise distributed or issued to all holders of underlying shares consists, in whole or in part, of marketable securities (other than marketable securities of a subsidiary of the underlying share issuer), then the fair market value of such marketable securities will be determined by the calculation agent by reference to the closing price of such capital stock. The fair market value of any other distribution or issuance referred to in this paragraph will be determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings Inc., whose determination will be final.

Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or issuance to which the immediately preceding paragraph would otherwise apply, the denominator in the fraction referred to in such paragraph is less than $1.00 or is a negative number, then Citigroup Global Markets Holdings Inc. may, at its option, elect to have the adjustment to the equity ratio provided by such paragraph not be made and, in lieu of this adjustment, the closing price of the underlying shares on any date of determination thereafter will be deemed to be equal to the sum of (i) the closing price of the underlying shares on such date and (ii) the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of open of business on the adjustment date, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings Inc., whose determination will be final) so distributed or issued applicable to one underlying share. If the closing price of the underlying shares as so determined on the valuation date is less than the initial share price by more than the buffer amount, each holder of the securities will receive per security at maturity (x) a number of underlying shares equal to the equity ratio (with cash in lieu

February 2018	PS-11

Citigroup Global Markets Holdings Inc.
Buffer Securities Based on Shares of the SPDR® Dow Jones® Industrial Average ETF Trust Due February-----, 2023

of any fractional share based on the closing price of such shares on the valuation date) (or, in our sole discretion, cash based on the value thereof), (y) cash in an amount per security equal to the equity ratio as of the adjustment date for such dividend, distribution or issuance multiplied by the fair market value determined pursuant to clause (ii) of the immediately preceding sentence and (z) the cash buffer.

If the underlying share issuer declares a record date in respect of, or pays or makes, a dividend or distribution, in each case to all holders of underlying shares of the capital stock of one or more of its subsidiaries in the form of marketable securities, the closing price of the underlying shares on any date of determination from and after open of business on the adjustment date will in each case equal the closing price of the underlying shares plus the product of (i) the closing price of such shares of subsidiary capital stock on such date and (ii) the number of shares of such subsidiary capital stock distributed per underlying share. If the closing price of the underlying shares as so determined on the valuation date is less than the initial share price by more than the buffer amount, then in each of these cases, each holder of the securities will receive at maturity per security a combination of (x) a number of underlying shares equal to the equity ratio (or, in our sole discretion, cash based on the value thereof), (y) a number of shares of such subsidiary capital stock equal to the equity ratio multiplied by the number of shares of such subsidiary capital stock distributed per underlying share (in each case with cash in lieu of any fractional share based on the closing price of such shares on the valuation date) (or, in our sole discretion, cash based on the value thereof) and (z) the cash buffer. In the event an adjustment pursuant to this paragraph occurs, following such adjustment, the adjustments described in this section “—Dilution and Reorganization Adjustments” will also apply to such subsidiary capital stock if any of the events described in this section “—Dilution and Reorganization Adjustments” occurs with respect to such capital stock.

Certain Extraordinary Cash Dividends

If the underlying share issuer declares a record date in respect of a distribution of cash, by dividend or otherwise, to all holders of underlying shares, other than (a) any permitted dividends described below, (b) any cash distributed in consideration of fractional underlying shares and (c) any cash distributed in a reorganization event referred to below, then in each case the equity ratio will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the then-current market price of the underlying shares, and (ii) the denominator of which will be the then-current market price of the underlying shares less the amount of the distribution applicable to one underlying share which would not be a permitted dividend (such amount, the “Extraordinary Portion”). An adjustment will also be made to the initial share price by dividing the initial share price by that dilution adjustment. In the case of an issuer that is organized outside the United States, in order to determine the Extraordinary Portion, the amount of the distribution will be reduced by any applicable foreign withholding taxes that would apply to dividends or other distributions paid to a U.S. person that claims any reduction in such taxes to which a U.S. person would generally be entitled under an applicable U.S. income tax treaty, if available.

A “permitted dividend” is (1) any distribution of cash, by dividend or otherwise, to all holders of underlying shares other than to the extent that such distribution, together with all other such distributions in the same quarterly fiscal period of the underlying share issuer with respect to which an adjustment to the equity ratio under this “—Certain Extraordinary Cash Dividends” section has not previously been made, per underlying share exceeds the sum of (a) the immediately preceding cash dividend(s) or other cash distribution(s) paid in the immediately preceding quarterly fiscal period, if any, per underlying share and (b) 10% of the closing price of the underlying shares on the date of declaration of such distribution, and (2) any cash dividend or distribution made in the form of a fixed cash equivalent value for which the holders of underlying shares have the option to receive either a number of underlying shares or a fixed amount of cash. If the underlying share issuer pays a dividend on an annual basis rather than a quarterly basis, the calculation agent will make such adjustments to this provision as it deems appropriate.

Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the first paragraph under “—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then Citigroup Global Markets Holdings Inc. may, at its option, elect to have the adjustment provided by such paragraph not be made and, in lieu of this adjustment, the closing price of the underlying shares on any date of determination from and after open of business on the adjustment date will be deemed to be equal to the sum of (i) the closing price of the underlying shares on such date and (ii) the amount of cash so distributed applicable to one underlying share. If the closing price of the underlying shares as so determined on the valuation date is less than the initial share price by more than the buffer amount, each holder of the securities will receive per security at maturity (x) a number of underlying shares equal to the equity ratio (with cash in lieu of any fractional share based on the closing price of such shares on the valuation date) (or, in our sole discretion, cash based on the value thereof), (y) cash in an amount per security equal to the equity ratio as of the adjustment date for such distribution multiplied by the amount of cash determined pursuant to clause (ii) of the immediately preceding sentence and (z) the cash buffer.

Reorganization Events

In the event of any of the following “reorganization events” with respect to the underlying share issuer:

February 2018	PS-12

Citigroup Global Markets Holdings Inc.
Buffer Securities Based on Shares of the SPDR® Dow Jones® Industrial Average ETF Trust Due February-----, 2023

•	the underlying share issuer reclassifies the underlying shares, including, without limitation, in connection with the issuance of tracking stock,

•	any consolidation or merger of the underlying share issuer, or any surviving entity or subsequent surviving entity of the underlying share issuer, with or into another entity, other than a merger or consolidation in which the underlying share issuer is the continuing company and in which the underlying shares outstanding immediately before the merger or consolidation are not exchanged for cash, securities or other property of the underlying share issuer or another issuer,

•	any sale, transfer, lease or conveyance to another company of the property of the underlying share issuer or any successor as an entirety or substantially as an entirety,

•	any statutory exchange of the underlying shares with securities of another issuer, other than in connection with a merger or acquisition,

•	another entity completes a tender or exchange offer for all the outstanding underlying shares or

•	any liquidation, dissolution or winding up of the underlying share issuer or any successor of the underlying share issuer,

the closing price of the underlying shares on any date of determination from and after the open of business on the adjustment date will, in each case, be deemed to be equal to the transaction value on such date of determination. The calculation agent will determine in its sole discretion whether a transaction constitutes a reorganization event as defined above, including whether a transaction constitutes a sale, transfer, lease or conveyance to another company of the property of the underlying share issuer or any successor “as an entirety or substantially as an entirety.” The calculation agent will have significant discretion in determining what “substantially as an entirety” means and may exercise that discretion in a manner that may be adverse to the interests of holders of the securities.

The “transaction value” will equal the sum of (1), (2) and (3) below:

(1)	for any cash received in a reorganization event, the amount of cash received per underlying share,

(2)	for any property other than cash or marketable securities received in a reorganization event, an amount equal to the fair market value on the effective date of the reorganization event of that property received per underlying share, as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings Inc., whose determination will be final, and

(3)	for any marketable securities received in a reorganization event, an amount equal to the closing price per unit of these marketable securities on the applicable date of determination multiplied by the number of these marketable securities received per underlying share, plus, in each case, if underlying shares continue to be outstanding following the reorganization event, the closing price of the underlying shares.

“Marketable securities” are any perpetual equity securities or debt securities with a stated maturity after the maturity date, in each case that are listed on a U.S. national securities exchange. The number of shares of any equity securities constituting marketable securities included in the calculation of transaction value pursuant to clause (3) above will be adjusted if any event occurs with respect to the marketable securities or the issuer of the marketable securities between the time of the reorganization event and maturity of the securities that would have required an adjustment as described above, had it occurred with respect to the underlying shares or the underlying share issuer. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above, as determined by the calculation agent.

If the closing price of the underlying shares as determined based on the transaction value on the valuation date is less than the initial share price by more than the buffer amount, each holder of the securities will receive per security at maturity (i) cash in an amount equal to the equity ratio immediately preceding the reorganization event multiplied by the sum of clauses (1) and (2) in the definition of “Transaction Value” above, (ii) if the underlying shares continue to be outstanding following the effective date of the reorganization event, a number of such underlying shares equal to the equity ratio (or, in our sole discretion, the cash value thereof based on the closing price of the underlying shares on the valuation date), (iii) the number of marketable securities received per underlying share in the reorganization event multiplied by the equity ratio immediately prior to the adjustment date for the reorganization event (or, in our sole discretion, the cash value thereof based on the closing price of the marketable securities on the valuation date) and (iv) the cash buffer.

February 2018	PS-13

Citigroup Global Markets Holdings Inc.
Buffer Securities Based on Shares of the SPDR® Dow Jones® Industrial Average ETF Trust Due February-----, 2023

Certain General Provisions

The adjustments described in this section will be effected at the open of business on the applicable date specified below (such date, the “adjustment date”):

•	in the case of any dividend, distribution or issuance, on the applicable ex-date (as defined below),

•	in the case of any subdivision, split, combination or reclassification, on the effective date thereof, and

•	in the case of any reorganization event, on the effective date of the reorganization event.

All adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the equity ratio will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution or issuance requiring an adjustment as described herein is subsequently canceled by the underlying share issuer, or this dividend, distribution or issuance fails to receive requisite approvals or fails to occur for any other reason, in each case prior to the maturity date, then, upon the cancellation, failure of approval or failure to occur, the equity ratio and the initial share price will be further adjusted to the equity ratio and the initial share price, respectively, which would then have been in effect had adjustment for the event not been made. All adjustments to the equity ratio shall be cumulative, such that if more than one adjustment is required to the equity ratio, each subsequent adjustment will be made to the equity ratio as previously adjusted.

The “ex-date” relating to any dividend, distribution or issuance is the first date on which the underlying shares trade in the regular way on their principal market without the right to receive such dividend, distribution or issuance from the underlying share issuer or, if applicable, from the seller on such market (in the form of due bills or otherwise).

For the purpose of adjustments described herein, each non-U.S. dollar value (whether a value of cash, property, securities or otherwise) shall be expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on the date of valuation, or if this rate is unavailable, such rate as the calculation agent may determine.

Delisting, Liquidation or Termination of the Underlying Share Issuer

If a termination event occurs with respect to the underlying shares as described in the section “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement and the calculation agent selects successor ETF shares, the calculation agent will make such adjustments to the initial share price and the equity ratio as are appropriate in the circumstances. If a termination event occurs and the calculation agent has not selected successor ETF shares that are available as of the valuation date, the calculation agent will calculate the closing price of the underlying shares on such date in the manner described in the section “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement and, if the final share price as so determined is less than the initial share price by more than the buffer amount, we will not deliver underlying shares at maturity but, in lieu of any such underlying shares, will pay you cash in an amount per security equal to the final share price as so determined multiplied by the equity ratio.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement. This discussion does not address the U.S. federal tax consequences of the ownership or disposition of the underlying shares that you may receive at maturity. You should consult your tax adviser regarding the U.S. federal tax consequences of the ownership and disposition of the underlying shares.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

February 2018	PS-14

Citigroup Global Markets Holdings Inc.
Buffer Securities Based on Shares of the SPDR® Dow Jones® Industrial Average ETF Trust Due February-----, 2023

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, any gain or loss recognized upon a sale, exchange or retirement of a security should be long-term capital gain or loss if you held the security for more than one year.

•	If you receive both cash and underlying shares at maturity, you should recognize loss with respect to the cash received in an amount equal to the difference between the cash and the portion of your basis in the security that is allocated to the cash. You should not recognize any gain or loss with respect to the underlying shares received, and your basis in the underlying shares should be equal to the portion of your basis in the security that is allocated to the underlying shares. Although there is no direct authority governing the method by which you should allocate your basis in the security between the cash and underlying shares received, it would be reasonable to allocate them according to their relative fair market values upon receipt.

Even if the treatment of the securities as prepaid forward contracts is respected, your purchase of a security may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code, with respect to the underlying shares. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Potential Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax adviser regarding the potential application of the “constructive ownership” rule.

Subject to the discussions below under “Possible Withholding Under Section 871(m) of the Code” and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

Possible Withholding Under Section 871(m) of the Code. As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations, as modified by an IRS notice, exempt financial instruments issued in 2018 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to a U.S. Underlying Equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the securities are not Specified Securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

This information is indicative and will be updated in the final pricing supplement or may otherwise be updated by us in writing from time to time. Non-U.S. Holders should be warned that Section 871(m) may apply to the securities based on circumstances as of the pricing date for the securities and, therefore, it is possible that the securities will be subject to withholding tax under Section 871(m).

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Citigroup Global Markets Holdings Inc.
Buffer Securities Based on Shares of the SPDR® Dow Jones® Industrial Average ETF Trust Due February-----, 2023

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $30.00 for each $1,000 security sold in this offering (or up to $5.00 per security in the case of sales to fee-based advisory accounts). From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a fixed selling concession of $30.00 for each $1,000 security they sell to accounts other than fee-based advisory accounts. CGMI will pay selected dealers not affiliated with CGMI, which may include dealers acting as custodians, a variable selling concession of up to $5.00 for each $1,000 security they sell to fee-based advisory accounts. Broker-dealers affiliated with CGMI, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a fixed selling concession, and financial advisors employed by such affiliated broker-dealers will receive a fixed selling concession, of $30.00 for each $1,000 security they sell. CGMI will pay the registered representatives of CGMI a fixed selling concession of $30.00 for each $1,000 security they sell directly to the public.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the issue date for the securities is more than two business days after the pricing date, investors who wish to sell the securities at any time prior to the second business day preceding the issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the securities declines. This hedging activity could affect the closing price of the underlying shares and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because certain terms of the securities have not yet been fixed and because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately four months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary

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Citigroup Global Markets Holdings Inc.
Buffer Securities Based on Shares of the SPDR® Dow Jones® Industrial Average ETF Trust Due February-----, 2023

upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors— The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

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Citigroup Global Markets Holdings Inc.
Buffer Securities Based on Shares of the SPDR® Dow Jones® Industrial Average ETF Trust Due February-----, 2023

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus, they should obtain independent professional advice.

The securities have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the securities which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the securities will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the securities may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any securities be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the securities are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any securities referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

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The securities are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits. These securities are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2018 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

February 2018	PS-19